[ASTORIA COMPANY LOGO]                                       [NEWS RELEASE LOGO]


FOR IMMEDIATE RELEASE

                                                 CONTACT:  PETER J. CUNNINGHAM
                                                           FIRST VICE PRESIDENT,
                                                           INVESTOR RELATIONS
                                                           (516) 327-7877
                                                           ir@astoriafederal.com

              ASTORIA FINANCIAL CORPORATION REPORTS 12% INCREASE IN THIRD QUARTER EPS TO $1.20 (CASH EARNINGS OF $1.34 PER SHARE)

         BOARD INCREASES CASH DIVIDEND 10% TO $0.34 PER SHARE; DECLARES
                              2-FOR-1 STOCK SPLIT

LAKE SUCCESS, NEW YORK - OCTOBER 18, 2001 - Astoria Financial Corporation (Nasdaq:ASFC) ("Astoria"), the holding company for Astoria Federal Savings and Loan Association ("Astoria Federal"), today reported net income of $56.5 million, or $1.20 diluted earnings per common share, for the quarter ended September 30, 2001 compared to 2000 third quarter net income of $53.7 million, or $1.07 diluted earnings per common share. For the nine months ended September 30, 2001, operating income(1) totaled $170.3 million, or $3.54 diluted operating earnings per common share, compared to operating income(2) of $162.6 million, or $3.23 diluted operating earnings per common share, for the comparable 2000 period.

         Commenting on the third quarter results, George L. Engelke, Jr., Chairman, President and Chief Executive Officer of Astoria, said, "We continue to experience solid growth in our core businesses, mortgage lending and retail banking, as we maintain our focus on repositioning the balance sheet. This, combined with our focus on operating efficiently and maintaining superior asset quality, resulted in increases in both net income and earnings per share."


--------
         1 For the nine months ended September 30, 2001, operating income and related returns exclude from net income a charge reflecting the cumulative effect of an accounting change, net of tax, of $2.3 million, or $0.05 per diluted common share, related to the implementation of SFAS No. 133 in the 2001 first quarter.

         2 For the nine months ended September 30, 2000, operating income and related returns exclude from net income gains, net of tax, of $2.4 million, or $0.05 per diluted common share, related to the sale of banking offices.

OPERATING CASH EARNINGS AND RELATED RETURNS

        Cash earnings represent the amount by which tangible equity changes each period due to net income plus the non-cash charges for goodwill amortization and amortization relating to certain employee stock plans. Cash earnings increased tangible equity in the 2001 third quarter by $62.8 million, or 11.3% more than net income. Please see page 11. Cash earnings available to common shareholders were $61.3 million, or $1.34 diluted cash earnings per common share for the 2001 third quarter, compared to $58.9 million, or $1.21 diluted cash earnings per common share for the 2000 third quarter.

        For the nine months ended September 30, 2001, operating cash earnings(3) available to common shareholders were $185.2 million, or $3.95 diluted operating cash earnings per common share, compared to $178.0 million, or $3.63 diluted operating cash earnings(4) per common share for the comparable 2000 period.

        The operating cash returns on average tangible equity for the quarter and nine months ended September 30, 2001 were 17.94% and 18.26%, respectively, versus 21.87% and 23.53%, respectively, for the comparable 2000 periods. The decreases from the previous year are primarily due to the significant increase in average stockholders' equity in 2001 resulting from the decrease in the net unrealized loss on securities, net of taxes. The operating cash returns on average assets for the quarter and nine months ended September 30, 2001 were 1.11% and 1.13%, respectively, versus 1.09% for both the comparable 2000 periods.

BOARD INCREASES DIVIDEND 10%; DECLARES TWO-FOR-ONE STOCK SPLIT

        The Company also announced that the Board of Directors, at their October 17, 2001 meeting, declared a quarterly cash dividend of $0.34 per common share, an increase of 10%, and declared a two-for-one stock split in the form of a 100% stock dividend. The cash dividend will be paid on the total number of shares held before the stock split. Shareholders will receive one additional share of Astoria Financial Corporation common stock for each share of common stock owned as of the close of business on the record date. The new shares will be distributed and the cash dividend is

--------
        3 For the nine months ended September 30, 2001, operating cash earnings and related returns exclude from cash earnings a charge reflecting the cumulative effect of an accounting change, net of tax, of $2.3 million, or $0.05 per diluted common share, related to the implementation of SFAS No. 133 in the 2001 first quarter.

        4 For the nine months ended September 30, 2000, operating cash earnings and related returns exclude from cash earnings gains, net of tax, of $2.4 million, or $0.05 per diluted common share, related to the sale of banking offices.

payable on December 3, 2001 to shareholders of record at the close of business on November 15, 2001. As a result of the stock split, the number of common shares outstanding will increase to approximately 92 million. Commenting on the Board's action, Mr. Engelke said, "These actions are an indication of the Board's continued confidence in the fundamental strength of the Company and its future prospects."

EIGHTH STOCK REPURCHASE PROGRAM COMMENCES

         During the third quarter, Astoria completed its seventh stock repurchase program and commenced its eighth program which authorizes the repurchase of up to 5 million shares of common stock (10 million shares, as adjusted for the stock split). Under both programs, Astoria repurchased 2.2 million shares of its common stock during the third quarter at an average price of $58.64. For the nine month period, the Company repurchased 4.4 million shares at a cost of $250 million and at an average price of $56.88. Under the eighth program, the Company has repurchased 755,700 shares (1.5 million shares, as adjusted for the stock split) of the 5 million shares authorized (10 million shares, as adjusted for the stock split). Additional purchases may be made from time to time in open-market or privately negotiated transactions.

THIRD QUARTER AND NINE MONTH EARNINGS SUMMARY

         Net interest income for the quarter ended September 30, 2001 totaled $114.2 million compared to $124.6 million for the 2000 third quarter and $118.1 million for the 2001 second quarter. For the nine months ended September 30, 2001, net interest income totaled $355.7 million compared to $384.7 million for the comparable 2000 period.

         Astoria's net interest margin for the quarter ended September 30, 2001 was 2.12% compared to 2.29% for the 2000 third quarter and 2.21% for the quarter ended June 30, 2001. Commenting on the change in margin from the 2001 second quarter, Mr. Engelke stated, "The decrease in the net interest margin is primarily due to the increase in the level of liquidity resulting from cash flow from operations, loans and securities repayments and deposit growth exceeding loan originations and other investments, and one additional day of interest expense in the third quarter. The higher level of liquidity reduced the margin 8 basis points and the one additional day of interest expense reduced the margin 5 basis points. While we expect to experience a slight improvement in the margin for the fourth quarter, we expect meaningful margin expansion in 2002 as we begin to benefit from the repricing and/or extinguishment of $1.9 billion in borrowings with an average rate of 6.80% maturing during 2002 (please see schedule on page 6 for details) and the benefit we will derive from the lower cost of our retail deposits."

         Non-interest income for the quarter and nine months ended September 30, 2001 totaled $26.9 million and $75.2 million, respectively, compared to $18.4 million and $56.9 million, respectively, for the comparable 2000 periods. The 2000 nine month period includes $4.0 million in net gains on the disposition of banking offices. The increases in non-interest income are primarily due to income derived from the BOLI program implemented in the 2000 fourth quarter and increases in customer service and other loan fees. Customer service and other loan fees for the quarter ended September 30, 2001 increased 17.0% to $15.1 million from $12.9 million in the 2000 third quarter. For the nine months ended September 30, 2001, customer service and other loan fees increased 18.1% to $42.7 million compared to $36.2 million for the comparable 2000 nine month period. The Company expects continued growth in non-interest income.

         General and administrative expense ("G&A"), excluding non-cash amortization expense relating to certain employee stock plans ("cash G&A"), for the quarter and nine months ended September 30, 2001, totaled $41.8 million and $127.6 million, respectively, compared to $41.7 million and $128.0 million, respectively, for the comparable 2000 periods. The ratio of cash G&A expense to average assets was 0.74% and 0.76% for the quarter and nine month periods ended September 30, 2001, respectively, compared to 0.75% and 0.76%, respectively, for the comparable periods last year. The cash efficiency ratios for the third quarter and nine months of 2001 were 29.61% and 29.60%, respectively, compared to 29.18% and 29.26%, respectively, for the comparable 2000 periods. Mr. Engelke commented, "Our very superior operating efficiency, which is reflected in these operating ratios, continues to enhance our operating performance. We will continue to remain focused on maintaining these strong operating efficiency ratios."

BALANCE SHEET SUMMARY

         Total assets at September 30, 2001 totaled $22.7 billion, compared to $22.5 billion reported at June 30, 2001. During the third quarter, the repositioning of the balance sheet continued. Highlights of our progress for the last twenty-four months follow:

    PROGRESS IN REPOSITIONING BALANCE SHEET AND INCREASING SHAREHOLDER VALUE
    ------------------------------------------------------------------------
        (DOLLARS IN MILLIONS, EXCEPT BOOK VALUE AND TANGIBLE BOOK VALUE)

                                                                                                   CHANGE
                  9/30/99          3/31/00         9/30/00        3/31/01         9/30/01      9/30/99-9/30/01
                  -------          -------         -------        -------         -------      ---------------
ASSETS            $22,864          $22,590         $22,202        $22,642         $22,691         -  0.8%
LOANS             $10,008          $10,545         $11,086        $11,497         $11,992         + 19.8%
DEPOSITS          $ 9,440          $ 9,781         $ 9,852        $10,338         $10,793         + 14.3%
CORE DEPOSITS     $ 4,583          $ 4,795         $ 4,876        $ 5,115         $ 5,484         + 19.7%
MBS               $10,019          $ 8,895         $ 8,037        $ 7,722         $ 7,150         - 28.6%
BORROWINGS        $11,665          $11,010         $10,452        $10,150         $ 9,849         - 15.6%
EQUITY            $ 1,359          $ 1,254         $ 1,365        $ 1,603         $ 1,549         + 14.0%
BOOK VALUE        $ 24.08          $ 23.46         $ 26.23        $ 31.73         $ 32.51         + 35.0%
TANGIBLE          $ 19.87          $ 19.19         $ 22.05        $ 27.64         $ 28.39         + 42.9%
BOOK VALUE

         Mortgage loan originations and purchases for the quarter and nine months ended September 30, 2001 totaled $1.2 billion and $3.1 billion, respectively, up 78.2% and 58.0%, respectively, from $682.4 million and $1.9 billion for the comparable 2000 periods and were concentrated primarily in one-to- four family mortgage loans. Importantly, multifamily and commercial real estate originations increased 46.2% to $316.0 million for the nine month period ended September 30, 2001 from $216.1 million for the comparable 2000 period. Loan prepayments for the quarter ended September 30, 2001 declined to $680.1 million from $750.8 million for the second quarter. For the nine months ended September 30, 2001, loan prepayments totaled $1.9 billion compared to $806.4 million for the comparable 2000 period. "The strong loan origination volume for the 2001 third quarter is due to the continuation of a favorable interest rate environment and high mortgage refinance activity. Notwithstanding the high level of loan prepayments in the third quarter, our loan portfolio, net, increased to $12.0 billion at September 30, 2001 from $11.7 billion at June 30, 2001. With a mortgage loan pipeline of approximately $1.5 billion at September 30, 2001 and a continued reduction in the level of our securities portfolios, we are well positioned to continue building our mortgage loan portfolio which should have a positive effect on our net interest margin," Mr. Engelke noted.

         At September 30, 2001, non-performing loans totaled $33.5 million, or 0.15% of total assets, compared to $36.2 million, or 0.16% of total assets at September 30, 2000. The ratio of allowance for loan losses to non-performing loans was 244.8% at September 30, 2001 compared to 218.1% at September 30, 2000. Commenting on the superior asset quality, Mr. Engelke noted, "Astoria continues to be well positioned to withstand any further slowdown in the economy based upon our very conservative lending policies and the fact that more than 93% of our loan portfolio is secured by residential real estate with loan-to-value ratios averaging less than 65%, based upon original appraised values and current principal balances."

         Mortgage-backed securities totaled $7.2 billion at September 30, 2001, a decrease of $108 million from June 30, 2001. For the nine months ended September 30, 2001, mortgage-backed securities declined $725 million.

         Deposits at September 30, 2001 totaled $10.8 billion, an increase of $159 million from June 30, 2001 and $722 million from December 31, 2000. Importantly, core deposits, which include passbook savings, checking and money market accounts, increased $146 million during the 2001 third quarter to $5.5 billion, and represent 50.8% of total deposits at September 30, 2001 compared to 48.9% of total deposits at December 31, 2000. Core deposits increased $562 million during the nine months ended September 30, 2001, or 15.2% on an annualized basis. Borrowings at September 30, 2001 totaled $9.8 billion and declined $348 million from December 31, 2000. The following table details borrowing maturities over the next two years:

                                                                                  WEIGHTED
         MATURITY                   TOTAL AMOUNT MATURING                       AVERAGE RATE
         --------                   ---------------------                       ------------
         4Q01                       $150 Million                                     5.26%
         1Q02                       $850 Million                                     7.02%
         2Q02                       $300 Million                                     7.00%
         3Q02                       $150 Million                                     6.84%
         4Q02                       $600 Million                                     6.38%
         1Q03                       $350 Million                                     6.97%
         2Q03                       $300 Million                                     6.17%
         3Q03                       $350 Million                                     5.30%
                                    ------------                                ----------
         Within 2 Years             $3.1 Billion                                     6.51%
         Over 2 Years               $6.7 Billion                                     5.37%
                                    ------------                                ----------
         Total(5)                   $9.8 Billion                                     5.73%

         Stockholders' equity was $1.5 billion, or 6.83% of total assets at September 30, 2001, compared to $1.5 billion, or 6.77% of total assets, at December 31, 2000. Astoria Federal continues to maintain


--------
         5 Included are borrowings of $5.8 billion that have a maturity date greater than one year from September 30, 2001, but can be called prior to September 30, 2002.

capital ratios in excess of regulatory requirements. At September 30, 2001, core, tangible and risk- based capital ratios were 6.77%, 6.77% and 16.00%, respectively.

IMPACT OF CHANGES IN ACCOUNTING FOR BUSINESS COMBINATIONS

         The Financial Accounting Standards Board ("FASB") recently approved its new standards for Business Combinations and Intangible Assets. The FASB Statement eliminates the amortization of goodwill created with respect to business combinations completed before the effective date of the Statement. Effective January 2002, Astoria will cease recording goodwill amortization amounting to approximately $19.1 million annually, or approximately $0.42 per diluted common share.

FUTURE OUTLOOK, RISK FACTORS AND FORWARD LOOKING STATEMENT

         Commenting on the current operating environment, Mr. Engelke stated, "As a result of recent interest rate trends and forecasts coupled with the steepening of the U.S. Treasury yield curve, we expect our core businesses to continue to show strong growth. Our borrowing costs, which will not significantly benefit from the decline in interest rates this year, will begin to realize that benefit in 2002 when, as illustrated in the preceding borrowing schedule, approximately $1.2 billion in borrowings, with an average rate of 7.01%, mature during the first six months of 2002 and an additional $750 million in borrowings, with an average rate of 6.47%, mature in the second half of 2002. We also expect to experience positive effects on our net interest margin due to the benefit derived from approximately $3.2 billion in retail CDs maturing in the next twelve months having an average rate of 4.72%. Accordingly, we remain comfortable with the current First Call consensus EPS estimate of $1.22 for the 2001 fourth quarter ($0.61, as adjusted for the stock split). For 2002, we remain comfortable with our previously announced earnings guidance of between $5.90 - $5.95 diluted earnings per common share ($2.95 - $2.98, as adjusted for the stock split)."

         This release may contain certain forward-looking statements and may be identified by the use of such words as "believe," "expect," "anticipate," "should," "planned," "estimated," and "potential." Examples of forward looking statements include, but are not limited to, estimates with respect to the financial condition, results of operations and business of the Company that are subject to various factors which could cause actual results to differ materially from these estimates. These factors include, but are not limited to, general economic conditions; changes in interest rates, deposit flows, loan demand, real estate values, and competition; changes in accounting principles, policies, or guidelines; changes in legislation or regulation; and other economic, competitive, governmental, regulatory, and technological factors affecting the Company's operations, pricing, products, and services.

EARNINGS CONFERENCE CALL

         The Company, as previously announced, indicated that Mr. Engelke will host an earnings conference call, tomorrow morning, Friday, October 19th at 9:30 a.m. (EDT) to discuss, in addition to third quarter operating results, the outlook for the remainder of 2001 and expectations for 2002. The toll-free dial-in number is (800) 665-0430. A replay will be available on October 19, 2001 from 1:00 p.m. (EDT) through October 26, 2001, 11:59 p.m. The replay number is
(888) 203-1112, passcode: 616531. The conference call will also be simultaneously webcast on its investor relations website at http://ir.astoriafederal.com and archived through October 26th.

         Astoria Financial Corporation, the holding company for Astoria Federal Savings and Loan Association with assets of $22.7 billion, is the second largest thrift institution in New York and sixth largest in the United States. Through 86 convenient banking office locations and multiple delivery channels, including its enhanced website, www.astoriafederal.com, Astoria Federal provides retail banking, mortgage, consumer and small business loan services to 700,000 customers. Astoria commands the fourth largest deposit market share in the attractive Long Island market, which includes Brooklyn, Queens, Nassau and Suffolk counties with a population exceeding that of 38 individual states. Astoria originates mortgage loans through an extensive broker network and/or loan production offices in fourteen states: New York, New Jersey, Connecticut, Pennsylvania, Ohio, Illinois, Massachusetts, Delaware, Maryland, Virginia, North Carolina, South Carolina, Georgia and Florida.

Note: Astoria Financial Corporation's news releases are available on its investor relations website at http://ir.astoriafederal.com

                                  Tables Follow
                                  -------------

                                                                          Page 9
ASTORIA FINANCIAL CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
----------------------------------------------
(In Thousands, Except Share Data)

                                                                                                At                       At
                                                                                          September 30,             December 31,
                                                                                               2001                     2000
                                                                                        ------------------       ------------------
ASSETS
Cash and due from banks                                                                 $          135,807       $          135,726
Federal funds sold and repurchase agreements                                                     1,272,313                  171,525
Mortgage-backed securities available-for-sale                                                    3,630,769                7,011,185
Other securities available-for-sale                                                                672,821                  692,037
Mortgage-backed securities held-to-maturity
     (fair value of $3,569,535 and $866,938, respectively)                                       3,519,243                  863,529
Other securities held-to-maturity (fair value of $455,671
     and  $830,479, respectively)                                                                  452,593                  848,662
Federal Home Loan Bank of New York stock                                                           250,450                  285,250
Loans held-for-sale                                                                                 24,713                   15,699
Loans receivable:
     Mortgage loans, net                                                                        11,772,428               11,239,141
     Consumer and other loans, net                                                                 219,718                  183,154
                                                                                        ------------------       ------------------
                                                                                                11,992,146               11,422,295
     Less allowance for loan losses                                                                 82,005                   79,931
                                                                                        -------------------      ------------------
     Total loans receivable, net                                                                11,910,141               11,342,364
Mortgage servicing rights, net                                                                      36,917                   40,962
Accrued interest receivable                                                                        105,721                  109,439
Premises and equipment, net                                                                        150,441                  154,582
Goodwill                                                                                           190,217                  204,649
Bank owned life insurance                                                                          242,747                  251,565
Other assets                                                                                        96,120                  209,628
                                                                                        ------------------       ------------------

TOTAL ASSETS                                                                            $       22,691,013       $       22,336,802
                                                                                        ==================       ==================

LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities:

     Deposits                                                                           $       10,793,457       $       10,071,687
     Reverse repurchase agreements                                                               7,385,000                7,785,000
     Federal Home Loan Bank of New York advances                                                 2,064,000                1,910,000
     Other borrowings                                                                              399,797                  502,371
     Mortgage escrow funds                                                                         151,787                  116,487
     Accrued expenses and other liabilities                                                        223,001                  313,094
                                                                                        ------------------       ------------------

TOTAL LIABILITIES                                                                               21,017,042               20,698,639
                                                                                        -------------------      -------------------

Guaranteed preferred beneficial interest in
     junior subordinated debentures                                                                125,000                  125,000

Stockholders' equity:
     Preferred stock, $1.00 par value; 5,000,000 shares authorized:

         Series A (325,000 shares authorized and -0- shares issued and outstanding)                      -                        -
         Series B (2,000,000 shares authorized, issued and outstanding)                              2,000                    2,000
     Common stock, $.01 par value; (200,000,000 shares authorized;
         55,498,296 shares issued; and 46,106,599 and 49,643,554 shares
         outstanding, respectively)                                                                    555                      555
     Additional paid-in capital                                                                    820,829                  807,357
     Retained earnings                                                                           1,167,354                1,059,048
     Treasury stock (9,391,697 and 5,854,742 shares, at cost, respectively)                       (421,808)                (203,632)
     Accumulated other comprehensive income:
         Net unrealized gain (loss) on securities, net of taxes                                     10,165                 (121,043)
     Unallocated common stock held by ESOP                                                         (30,124)                 (31,122)
                                                                                        ------------------       ------------------

TOTAL STOCKHOLDERS' EQUITY                                                                       1,548,971                1,513,163
                                                                                        ------------------       ------------------

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                                              $       22,691,013       $       22,336,802
                                                                                        ==================       ==================

                                                                         Page 10
ASTORIA FINANCIAL CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME
---------------------------------
(In Thousands, Except Share Data)

                                                                 Three Months Ended                     Nine Months Ended
                                                                    September 30,                        September 30,
                                                         ----------------------------------    ---------------------------------
                                                              2001                 2000            2001                 2000
                                                         ------------          ------------    ------------        -------------
Interest income:
    Mortgage loans                                       $    207,014          $    194,874    $    613,897        $     566,587
    Consumer and other loans                                    4,364                 4,817          13,713               13,385
    Mortgage-backed securities                                109,556               141,394         355,001              443,419
    Other securities                                           25,705                33,663          86,292               98,763
    Federal funds sold and repurchase agreements               12,082                 5,251          25,360               13,920
                                                         ------------          ------------    ------------        -------------
Total interest income                                         358,721               379,999       1,094,263            1,136,074
                                                         ------------          ------------    ------------        -------------
Interest expense:
    Deposits                                                  101,687               104,889         311,831              301,216
    Borrowed funds                                            142,809               150,550         426,733              450,164
                                                         ------------          ------------    ------------        -------------
Total interest expense                                        244,496               255,439         738,564              751,380
                                                         ------------          ------------    ------------        -------------

Net interest income                                           114,225               124,560         355,699              384,694
Provision for loan losses                                       1,001                 1,003           3,026                3,008
                                                         ------------          ------------    ------------        -------------
Net interest income after provision for loan losses           113,224               123,557         352,673              381,686
                                                         ------------          ------------    ------------        -------------
Non-interest income:
    Customer service and other loan fees                       15,129                12,933          42,725               36,164
    Loan servicing fees                                         3,595                 4,197          11,595               13,032
    Net gain on sales of loans                                    877                   273           2,602                  568
    Net gain on disposition of banking offices                     --                    --              --                3,976
    Income from bank owned life insurance                       4,098                    --          12,584                   --
    Other                                                       3,216                   951           5,743                3,111
                                                         ------------          ------------    ------------        -------------
Total non-interest income                                      26,915                18,354          75,249               56,851
                                                         ------------          ------------    ------------        -------------
Non-interest expense:
    General and administrative:
         Compensation and benefits                             22,466                20,319          68,044               63,628
         Occupancy, equipment and systems                      13,371                12,451          39,323               39,763
         Federal deposit insurance premiums                       503                   528           1,493                1,568
         Advertising                                              730                 2,756           4,259                6,992
         Other                                                  6,292                 7,493          19,338               21,439
                                                         ------------          ------------    ------------        -------------
    Total general and administrative                           43,362                43,547         132,457              133,390
    Net amortization of mortgage servicing rights               2,825                 2,036           7,776                5,329
    Goodwill litigation                                           243                 2,149           2,116                6,436
    Capital trust securities                                    3,104                 3,108           9,312                9,324
    Amortization of goodwill                                    4,811                 4,824          14,432               14,472
                                                         ------------          ------------    ------------        -------------
Total non-interest expense                                     54,345                55,664         166,093              168,951
                                                         ------------          ------------    ------------        -------------

Income before income tax expense and cumulative
    effect of accounting change                                85,794                86,247         261,829              269,586
Income tax expense                                             29,342                32,558          91,482              104,540
                                                         -------------         -------------   ------------        -------------

Income before cumulative effect of accounting change           56,452                53,689         170,347              165,046

Cumulative effect of accounting change, net of tax                 --                    --          (2,294)                  --
                                                         ------------          ------------    ------------         ------------

Net income                                                     56,452                53,689         168,053              165,046

Preferred dividends declared                                   (1,500)               (1,500)         (4,500)              (4,500)
                                                         ------------          ------------    ------------         ------------

Net income available to common shareholders              $     54,952          $     52,189    $    163,553         $    160,546
                                                         ============          ============    ============         ============

Basic earnings per common share:

    Income before accounting change                      $        1.22         $       1.09    $       3.61        $        3.33
                                                         =============         ============    ============        =============
    Cumulative effect of accounting change, net of tax   $          --         $         --    $       0.05        $          --
                                                         =============         ============    ============        =============
    Net earnings per common share                        $        1.22         $       1.09    $       3.56        $        3.33
                                                         =============         ============    ============        =============

Diluted earnings per common share:

    Income before accounting change                      $        1.20        $         1.07   $        3.54       $         3.28
                                                         =============         =============   =============       ==============
    Cumulative effect of accounting change, net of tax   $          --        $            -   $        0.05       $           --
                                                         =============         =============   =============       ==============
    Net earnings per common share                        $        1.20        $         1.07   $        3.49       $         3.28
                                                         =============         =============   =============       ==============

Basic weighted average common shares                        45,061,516            47,784,283      45,925,927           48,252,725
Diluted weighted average common and common
    equivalent shares                                       45,934,594            48,573,327      46,830,948           48,967,347

ASTORIA FINANCIAL CORPORATION AND SUBSIDIARIES

CONSOLIDATED SCHEDULES OF OPERATING EARNINGS AND OPERATING CASH EARNINGS
------------------------------------------------------------------------
(In Thousands, Except Per Share Data)

                                                                                        Three Months Ended
                                                                                           September 30,
                                                                    -----------------------------------------------------------
                                                                            2001                                  2000
                                                                    ---------------------                 ---------------------
Operating earnings   (1)                                            $              56,452                 $              53,689
Add back:
         Employee stock plans amortization expense                                  1,564                                 1,839
         Amortization of goodwill                                                   4,811                                 4,824
                                                                    ---------------------                 ---------------------
Operating cash earnings                                                            62,827                                60,352
Preferred dividends declared                                                       (1,500)                               (1,500)
                                                                    ---------------------                 ---------------------
Operating cash earnings available to common shareholders            $              61,327                 $              58,852
                                                                    =====================                 =====================

Basic operating cash earnings per common share                      $                1.36                 $                1.23
                                                                    =====================                 =====================
Diluted operating cash earnings per common share                    $                1.34                 $                1.21
                                                                    =====================                 =====================

                                                                                         Nine Months Ended
                                                                                           September 30,
                                                                    -----------------------------------------------------------
                                                                            2001                                  2000
                                                                    ---------------------                 ---------------------
Net income                                                          $             168,053                 $             165,046
Add back: Cumulative effect of accounting change, net of tax                        2,294                                    --
Less: Net gain on disposition of banking offices, net of tax                           --                                 2,434
                                                                    ---------------------                 ---------------------
Operating earnings                                                                170,347                               162,612
Preferred dividends declared                                                       (4,500)                               (4,500)
                                                                    ---------------------                 ---------------------
Operating earnings available to common shareholders                 $             165,847                 $             158,112
                                                                    =====================                 =====================

Basic operating earnings per common share                           $                3.61                 $                3.28
                                                                    =====================                 =====================
Diluted operating earnings per common share                         $                3.54                 $                3.23
                                                                    =====================                 =====================


Operating earnings                                                  $             170,347                 $             162,612
Add back:
         Employee stock plans amortization expense                                  4,874                                 5,378
         Amortization of goodwill                                                  14,432                                14,472
                                                                    ----------------------                ---------------------
Operating cash earnings                                                           189,653                               182,462
Preferred dividends declared                                                       (4,500)                               (4,500)
                                                                    ----------------------                ---------------------
Operating cash earnings available to common shareholders            $             185,153                 $             177,962
                                                                    ======================                =====================

Basic operating cash earnings per common share                      $                4.03                 $                3.69
                                                                    ======================                =====================
Diluted operating cash earnings per common share                    $                3.95                 $                3.63
                                                                    ======================                =====================

(1) For the three months ended September 30, 2001 and 2000, operating earnings are equal to net income.

ASTORIA FINANCIAL CORPORATION AND SUBSIDIARIES

SELECTED FINANCIAL RATIOS AND OTHER DATA
----------------------------------------

                                                                               At or For the                 At or For the
                                                                            Three Months Ended              Nine Months Ended
                                                                               September 30,                  September 30,
                                                                        --------------------------     ----------------------------
                                                                            2001           2000           2001             2000
                                                                        -----------     ----------     -----------     ------------
SELECTED RETURNS (ANNUALIZED)

         Return on average stockholders' equity                             14.17 %        16.31 %         14.15 %          17.59 %
         Return on average tangible stockholders' equity                    16.12          19.45           16.18            21.28
         Return on average assets                                            1.00           0.97            1.00             0.99

SELECTED FINANCIAL RATIOS EXCLUDING NON-OPERATING

    ITEMS, NET OF TAX (ANNUALIZED) (1)

         Return on average stockholders' equity                             14.17 %        16.31 %         14.35 %          17.33 %
         CASH RETURN ON AVERAGE STOCKHOLDERS' EQUITY (2)                    15.77          18.34           15.97            19.44
         Return on average tangible stockholders' equity                    16.12          19.45           16.40            20.97
         CASH RETURN ON AVERAGE TANGIBLE STOCKHOLDERS' EQUITY (2)           17.94          21.87           18.26            23.53
         Return on average assets                                            1.00           0.97            1.01             0.97
         CASH RETURN ON AVERAGE ASSETS (2)                                   1.11           1.09            1.13             1.09
         Net interest rate spread                                            1.88           1.97            1.95             2.04
         Net interest margin                                                 2.12           2.29            2.21             2.34
         General and administrative expenses to average assets               0.77           0.79            0.79             0.80
         CASH GENERAL AND ADMINISTRATIVE EXPENSES
             TO AVERAGE ASSETS (3)                                           0.74           0.75            0.76             0.76
         Efficiency ratio                                                   30.72          30.47           30.74            30.48
         CASH EFFICIENCY RATIO (3)                                          29.61          29.18           29.60            29.26

ASSET QUALITY DATA (DOLLARS IN THOUSANDS)

         Non-performing loans/total loans                                                                   0.28 %           0.33 %
         Non-performing loans/total assets                                                                  0.15             0.16
         Non-performing assets/total assets                                                                 0.16             0.18
         Allowance for loan losses/non-performing loans                                                   244.78           218.12
         Allowance for loan losses/non-accrual loans                                                      253.85           224.11
         Allowance for loan losses/total loans                                                              0.68             0.71
         Net charge-offs to average loans outstanding (annualized)                                         (0.01)           (0.01)

         Non-performing assets                                                                         $  36,958       $   40,603
         Non-performing loans                                                                             33,502           36,199
         Loans 90 days past maturity but still accruing                                                    1,197              967
         Non-accrual loans                                                                                32,305           35,232
         Net charge-offs                                                                                    (952)            (629)

CAPITAL RATIOS (ASTORIA FEDERAL)

         Tangible                                                                                           6.77 %           6.69 %
         Core                                                                                               6.77             6.69
         Risk-based                                                                                        16.00            16.44

OTHER DATA

         Cash dividends paid per common share                           $    0.31      $     0.26     $     0.88      $      0.76
         Book value per common share                                                                       32.51            26.23
         Tangible book value per common share                                                              28.39            22.05

         Mortgage loans serviced for others (in thousands)                                             3,520,604        4,044,741

         Average equity/average assets                                       7.04 %          5.94 %         7.05 %           5.61 %


(1) For the nine months ended September 30, 2001, excludes a charge of $2.3 million, net of tax, for a cumulative effect of accounting change. For the nine months ended September 30, 2000, excludes $2.4 million, net of tax, for net gains on the disposition of banking offices.

(2) Excludes non-cash charge for amortization of goodwill and employee stock plans.

(3)      Excludes non-cash charge for amortization of employee stock plans.

ASTORIA FINANCIAL CORPORATION AND SUBSIDIARIES

AVERAGE BALANCE SHEETS
----------------------
(Dollars in Thousands)

                                                     Three Months Ended September 30,
                                             ------------------------------------------------
                                                                   2001
                                             ------------------------------------------------
                                                                                    Average
                                                Average                             Yield/
                                                Balance          Interest           Cost
---------------------------------------------------------------------------------------------
Assets:                                                                          (Annualized)
  Interest-earning assets:
      Mortgage loans (1)                     $   11,629,197    $    207,014            7.12 %
      Consumer and other loans (1)                  208,686           4,364            8.36
      Mortgage-backed securities (2)              6,935,545         109,556            6.32
      Other securities (2)                        1,458,258          25,705            7.05
      Federal funds sold and
           repurchase agreements                  1,369,769          12,082            3.53
                                             --------------    ------------
  Total interest-earning assets                  21,601,455         358,721            6.64
                                                               ------------
  Non-interest-earning assets                     1,033,327
                                             --------------
Total assets                                 $   22,634,782
                                             ==============

Liabilities and stockholders' equity:
  Interest-bearing liabilities:
        Savings                              $    2,507,045    $     12,537            2.00 %
        Certificates of deposit                   5,284,102          71,149            5.39
        NOW and money manager                     1,081,815           1,446            0.53
        Money market                              1,817,718          16,555            3.64
                                             --------------    ------------
      Total deposits                             10,690,680         101,687            3.80
      Borrowed funds                              9,847,116         142,809            5.80
                                             --------------    ------------
  Total interest-bearing liabilities             20,537,796         244,496            4.76
                                                               ------------
  Non-interest-bearing liabilities                  503,401
                                             --------------
Total liabilities                                21,041,197
Stockholders' equity                              1,593,585
                                             --------------
Total liabilities and stockholders' equity   $   22,634,782
                                             ==============

 Net interest income/net interest
        rate spread                                            $    114,225            1.88 %
                                                               ============      ============
 Net interest earning assets/net
     interest margin                         $    1,063,659                            2.12 %
                                             ==============                      ============
 Ratio of interest-earning assets
    to interest-bearing liabilities                   1.05x
                                             ==============

                                                        Three Months Ended September 30,
                                             ----------------------------------------------------
                                                                          2000
                                             ----------------------------------------------------
                                                                                        Average
                                                  Average                               Yield/
                                                  Balance               Interest         Cost
-------------------------------------------------------------------------------------------------
Assets:                                                                              (Annualized)
  Interest-earning assets:
      Mortgage loans (1)                     $   10,772,053       $      194,874           7.24 %
      Consumer and other loans (1)                  176,353                4,817          10.93
      Mortgage-backed securities (2)              8,552,747              141,394           6.61
      Other securities (2)                        1,897,138               33,663           7.10
      Federal funds sold and
           repurchase agreements                    315,569                5,251           6.66
                                             --------------       --------------
  Total interest-earning assets                  21,713,860              379,999           7.00
                                                                  --------------
  Non-interest-earning assets                       449,125
                                             --------------
Total assets                                 $   22,162,985
                                             ==============

Liabilities and stockholders' equity:
  Interest-bearing liabilities:
        Savings                              $    2,530,207       $       12,864           2.03 %
        Certificates of deposit                   4,940,325               71,739           5.81
        NOW and money manager                       947,451                1,366           0.58
        Money market                              1,378,638               18,920           5.49
                                             --------------       --------------
      Total deposits                              9,796,621              104,889           4.28
      Borrowed funds                             10,523,713              150,550           5.72
                                             --------------       --------------
  Total interest-bearing liabilities             20,320,334              255,439           5.03
                                                                  --------------
  Non-interest-bearing liabilities                  526,135
                                             --------------
Total liabilities                                20,846,469
Stockholders' equity                              1,316,516
                                             --------------
Total liabilities and stockholders' equity   $   22,162,985
                                             ==============

 Net interest income/net interest
        rate spread                                               $      124,560           1.97 %
                                                                  ==============     ============
 Net interest earning assets/net
     interest margin                         $    1,393,526                                2.29 %
                                             ==============                          ============
 Ratio of interest-earning assets
    to interest-bearing liabilities                   1.07x
                                             ==============

(1) Mortgage and consumer loans include non-performing loans and exclude the allowance for loan losses.

(2)      Securities available-for-sale are reported at average amortized cost.

ASTORIA FINANCIAL CORPORATION AND SUBSIDIARIES

AVERAGE BALANCE SHEETS
----------------------
(Dollars in Thousands)

                                                      Nine Months Ended September 30,
                                             ------------------------------------------------
                                                                   2001
                                             ------------------------------------------------
                                                                                    Average
                                                 Average                            Yield/
                                                 Balance         Interest            Cost
---------------------------------------------------------------------------------------------
Assets:                                                                          (Annualized)
  Interest-earning assets:
      Mortgage loans (1)                     $   11,445,412    $    613,897           7.15 %
      Consumer and other loans (1)                  197,681          13,713           9.25
      Mortgage-backed securities (2)              7,370,584         355,001           6.42
      Other securities (2)                        1,623,044          86,292           7.09
      Federal funds sold and
           repurchase agreements                    843,876          25,360           4.01
                                             --------------    ------------
  Total interest-earning assets                  21,480,597       1,094,263           6.79
                                                               ------------
  Non-interest-earning assets                       975,791
                                             --------------
Total assets                                 $   22,456,388
                                             ==============

Liabilities and stockholders' equity:
  Interest-bearing liabilities:
        Savings                              $    2,474,209    $     37,169           2.00 %
        Certificates of deposit                   5,226,746         217,544           5.55
        NOW and money manager                     1,055,295           4,301           0.54
        Money market                              1,669,733          52,817           4.22
                                             --------------    ------------
      Total deposits                             10,425,983         311,831           3.99
      Borrowed funds                              9,931,390         426,733           5.73
                                             --------------    ------------
  Total interest-bearing liabilities             20,357,373         738,564           4.84
                                                               ------------
  Non-interest-bearing liabilities                  515,969
                                             --------------
Total liabilities                                20,873,342
Stockholders' equity                              1,583,046
                                             --------------
Total liabilities and stockholders' equity   $   22,456,388
                                             ==============

 Net interest income/net interest
        rate spread                                            $    355,699           1.95 %
                                                               ============      ============
 Net interest earning assets/net
     interest margin                         $    1,123,224                           2.21 %
                                             ==============                      ============
 Ratio of interest-earning assets
    to interest-bearing liabilities                   1.06x
                                             ==============

                                                       Nine Months Ended September 30,
                                             ----------------------------------------------------
                                                                       2000
                                             ----------------------------------------------------
                                                                                        Average
                                                  Average                               Yield/
                                                  Balance               Interest         Cost
----------------------------------------------------------------------------------------------------
Assets:                                                                              (Annualized)
  Interest-earning assets:
      Mortgage loans (1)                     $   10,510,923       $      566,587           7.19 %
      Consumer and other loans (1)                  174,778               13,385          10.21
      Mortgage-backed securities (2)              9,028,021              443,419           6.55
      Other securities (2)                        1,876,043               98,763           7.02
      Federal funds sold and
           repurchase agreements                    296,785               13,920           6.25
                                             --------------       --------------
  Total interest-earning assets                  21,886,550            1,136,074           6.92
                                                                  --------------
  Non-interest-earning assets                       433,497
                                             --------------
Total assets                                 $   22,320,047
                                             ==============

Liabilities and stockholders' equity:
  Interest-bearing liabilities:
        Savings                              $    2,557,121       $       38,659           2.02 %
        Certificates of deposit                   4,941,305              207,461           5.60
        NOW and money manager                       930,113                4,049           0.58
        Money market                              1,298,538               51,047           5.24
                                             --------------       --------------
      Total deposits                              9,727,077              301,216           4.13
      Borrowed funds                             10,810,106              450,164           5.55
                                             --------------       --------------
  Total interest-bearing liabilities             20,537,183              751,380           4.88
                                                                  --------------
  Non-interest-bearing liabilities                  531,597
                                             --------------
Total liabilities                                21,068,780
Stockholders' equity                              1,251,267
                                             --------------
Total liabilities and stockholders' equity   $   22,320,047
                                             ==============

 Net interest income/net interest
        rate spread                                               $      384,694           2.04 %
                                                                  ==============     ============
 Net interest earning assets/net
     interest margin                         $    1,349,367                                2.34 %
                                             ==============                          ============
 Ratio of interest-earning assets
    to interest-bearing liabilities                   1.07x
                                             ==============


(1) Mortgage and consumer loans include non-performing loans and exclude the allowance for loan losses.

(2)      Securities available-for-sale are reported at average amortized cost.